Exhibit 10.13

EMPLOYMENT AGREEMENT

           This Employment Agreement (this "Agreement") effective as of December 1, 2010 (the "Effective Date"), is entered into by and between Aeropostale, Inc., a Delaware corporation (the "Company"), and Thomas P. Johnson, an individual residing at 127 Milbob Drive, Ivyland, Pennsylvania 18974 (the "Executive").

WHEREAS, the Company is a mall-based specialty retailer of casual and active apparel for young women and men; and

WHEREAS, the Executive is presently employed by the Company pursuant to an Employment Agreement dated September 23, 2009 (the “Prior Employment Agreement”).  The Company and Executive now wish to modify the existing employment relationship in this Agreement and terminate and replace the Prior Employment Agreement with this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby mutually agreed by and between the parties hereto as follows:

           1.           Definitions.

           For purposes of this Agreement, the terms listed below shall be defined as indicated.

           “Affiliate” shall mean a domestic or foreign business entity controlled by, controlling or under common control with the Company.

“Aggregate Payment” shall have the meaning ascribed to it in Section 9(c).

“AIP” shall have the meaning ascribed to it in Section 2(a)(ii).

“Annual Bonus” shall mean such bonus payment payable to Executive under the AIP for the applicable fiscal year.

“Base Salary” shall mean such annual or pro rata amount, as the case may be, paid to Executive pursuant to sections 2(a)(i) of this Agreement for the applicable fiscal year.

                “Board” shall mean the Board of Directors of the Company.

            “Cause” shall have the meaning ascribed to it in Section 8.1.

“Change of Control” means the occurrence of one of the following events:

(i) if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or (ii) individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or (iii)  a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of the Company is not affected and following which the Company’s chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board); or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Competitors” shall mean those companies listed on Exhibit A hereto, which includes all subsidiaries, related companies and affiliates of those companies listed on Exhibit A.

         “Confidential Information” shall mean all proprietary information of the Company and its Subsidiaries, not otherwise publicly disclosed (except if disclosed by the Executive in violation of this Agreement), whether or not discovered or developed by Executive, known by Executive as a consequence of Executive’s employment with the Company at any time (including prior to the commencement of this Agreement) as an Executive or agent. Without limiting the generality of the foregoing, such proprietary information shall include (a) customer lists; (b) acquisition, expansion, marketing, financial and other business information and plans; (c) research and development; (d) computer programs; (e) sources of supply; (f) identity of specialized consultants and contractors and confidential information developed by them for the Company and its Subsidiaries; (g) purchasing, operating and other cost data; (h) special customer needs, cost and pricing data; (i) manufacturing methods; (j) quality control information; (k) inventory techniques; (l) information which the Executive possesses; any of which information is not generally known in the industries in which the Company and its Subsidiaries are conducting business or shall at any time during Executive’s Employment conduct business including (without limitation) the apparel retailing industry. Confidential Information also includes the overall business, financial, expansion and acquisition plans of the Company and its Subsidiaries, and includes information contained in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified by the Company and its Subsidiaries as Confidential Information, as well as information which is the subject of meetings and discussions and not so recorded.

           “Disability” shall mean the absence of the Executive from the Executive’s duties to the Company on a full-time basis for a total of 120 days during any 12-month period as a result of incapacity due to mental or physical illness which is determined to be permanent by a physician selected by the Company and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excise Tax” shall mean any excise tax imposed by Section 4999 of the Code (the “Excise Tax”) which may be payable by the Executive with respect to the Aggregate Payment.

“Fiscal Year” shall mean the 52 or 53-week period ending on the Saturday closest to January 31 of each calendar year. Fiscal Years shall be referred to herein on the basis of the calendar year that contains 11 months of such Fiscal Year.

“Good Reason” shall have the meaning ascribed to it in Section 8.2.

                “Inventions” shall mean those discoveries, developments, concepts and ideas, whether or not patentable, relating to the present, future and prospective activities and products and services of the Company and its Subsidiaries, which such activities and products and services are known to Executive by virtue of Executive’s employment with the Company and/or its Subsidiaries.

“Plan” shall mean the Company’s Amended and Restated 2002 Long-Term Incentive Plan, executed on May 10, 2007, as well as any successor plans or other equity-based long-term incentive plans of the Company adopted by the Company’s shareholders after the date of this Agreement.

           “Prior Employment Agreement” shall mean that certain Employment Agreement dated September 23, 2009, between the Company and Executive.

           “Restricted Period” shall mean the period beginning on the Effective Date and ending on the last day of the fifteenth (15th) month after termination of Executive’s employment.

“Subsidiary” shall mean any entity of which the Company owns, directly or indirectly, 50% or more of the aggregate voting power of the voting securities.

“Term” shall mean the period beginning on the Effective Date and continuing through the third anniversary of the Effective Date.

“Vested Benefits” means amounts which are vested or which Executive is otherwise entitled to receive under the terms of or in accordance with any Company employee benefits or pension plan, policy, practice or program of, or any contract or agreement with, the Company or any of its subsidiaries, at or subsequent to the date of termination of this Agreement, without regard to the performance by the Executive of further services to the Company.

“Work Product” shall have the meaning ascribed to it in Section 5.

           2.           Employment, Duties and Compensation.

      (a)                 Employment Period.  For the Term of this Agreement, the Company hereby continues to engage Executive and Executive hereby agrees to continue to provide to the Company his full-time services, as Chief Executive Officer of the Company, reporting to the Company’s Board of Directors.  The Executive’s duties shall consist of those duties and responsibilities currently performed by him plus such other duties consistent with those generally applicable to a person bearing said title, and as the Company’s Board shall from time to time direct, provided such directives are consistent with the duties of a Chief Executive Officer.

(i)           Base Salary The Company shall pay to Executive, during the Term, an annual base salary (the “Base Salary”) of $950,000 per annum.  The Base Salary shall be reviewed annually by the Company and the Board and may be increased if the Company and the Board, in their sole and absolute discretion, determine that such an increase is advisable based on such factors as the Company shall consider appropriate from time to time (it is understood that under no circumstances shall such review cause a decrease in Executive’s Base Salary).   Executive’s Base Salary shall be payable in accordance with the Company’s customary Executive payroll policy as in effect from time to time (but in no event less frequently than monthly). Such Base Salary, together with any other compensation which may be payable to Executive hereunder, shall be less such deductions as shall be required to be withheld by applicable law and regulations and shall be pro-rated for any period that does not constitute a full twelve (12) month period.

(ii)           Annual Incentive.During the Term, Executive shall continue to be eligible to participate in the Company’s Annual Incentive and Bonus Plan (the “AIP”). Based upon the successful completion of stated goals as set forth by the Company in the AIP for the 2011 fiscal year and beyond, through the Term, Executive shall be eligible to receive as a cash bonus up to, but not greater than, 300% of his Salary (it being understood that the calculation of the amount of such bonus shall be as set forth in the AIP for such fiscal year) as well as equity compensation from the Company which may include, among other things, options, restricted stock awards, long-term cash plans, performance shares or such other equity compensation determined to be included in the AIP by the Company and the Company’s Compensation Committee. Company reserves the right to amend, modify or cancel the AIP; provided that if Company does modify the financial goals of the AIP for any Fiscal Year which were set by Company at the commencement of such Fiscal Year, such modification will not affect the calculation of Employee’s AIP Bonus for such Fiscal Year, if any (in other words Employee’s AIP bonus, if any, shall be calculated pursuant to the financial goals set at the commencement of the applicable Fiscal Year).  Executive shall be entitled to receive the bonus payment, if any, for the applicable fiscal year, so long as Executive is employed with the Company and in good standing throughout the full duration of that fiscal year.  Such bonus payment, if any, will however be paid to Executive at the time all other Company bonuses are paid for such fiscal year.

(iii)           Equity Incentive Compensation. In addition to any incentive compensation the Executive may receive in accordance with Section 2(a)(ii), on the date this Employment Agreement is fully executed by both parties, or, in the event that the date of execution of this Agreement is during a Company imposed Blackout Period, then on the first business day after the applicable Blackout Period ends, Executive will receive the following:

(A)
 a one-time sign-on grant from the Company of such number of shares of the Company’s restricted stock equating to, on the date of grant, $1,000,000, which restricted stock grant shall vest 50% one (1) year from the date of grant and the remaining 50% shall vest two (2) years from the date of the grant; and

(B)
 a grant from the Company of such number of shares of the Company’s restricted stock equating to, on the date of grant, $1,500,000, which restricted stock grant shall fully vest two (2) years from the date of grant.

(iv)           Performance Award.  In addition to any incentive compensation the Executive may receive in accordance with Section 2(a)(ii) or 2(a)(iii), at the time of the Company’s next annual equity grant period, Executive will receive an award of Company restricted stock, in the form of performance shares, which will have a grant date value of $1,500,000 (the “Performance Award”).  The Performance Award will vest three (3) years from the date of grant (the “Performance Period”).  At the completion of the Performance Period, the actual value of the Performance Award will be determined, dependent upon actual Company financial results as compared to the stated Company financial goals approved by the Company’s Compensation Committee.

                      (b)           Employment Relationship. Except during any vacation period and reasonable periods of absence due to sickness, personal injury or other disability throughout the Term, Executive shall devote his full working time and attention during normal business hours to performing his services and duties hereunder to the best of his abilities and utilizing all of his skills, experience and knowledge to advance the business and interests of the Company in a manner consistent with the professional duties and responsibilities of his position. Accordingly, during the Term and any Restricted Period, Executive shall not, directly or indirectly, engage in or participate in the operation or management of, or render any services to, any Company Competitors.  Notwithstanding the foregoing to the contrary, Executive shall not be prevented from investing and managing his assets in such form or manner as will not unreasonably interfere with the services to be rendered by Executive hereunder, or from acting as a director, trustee, officer of, or on a committee of, or a consultant to, any other firm, trust or corporation or deliver lectures, fulfill speaking engagements or teach or coach at educational institutions whether or not for compensation where such positions do not unreasonably interfere with the services to be rendered by Executive hereunder and where the business of such firm, trust or corporation is not in competition with the Company’s (or any of the Company’s affiliates) business.  Executive further agrees that he will not, directly or indirectly, engage or participate in any activities at any time during such employment which conflict with or could reasonably be considered to conflict with the interests of the Company in any way.  Furthermore, Executive will not, nor will any family member of Executive, related to Executive by blood, marriage or adoption, maintain any ownership interest whatsoever in any supplier, agent, vendor, independent contractor, professional organization or consultant working for or on behalf of the Company, nor will any of the aforementioned parties maintain any employment relationship with any supplier, agent, vendor, independent contractor, professional organization or consultant working for or on the behalf of the Company.

(c)           Location of Employment.  During the Term, Executive’s principal place of employment shall be located at the Company’s principal executive offices, wherever located as designated from time to time.

(d)           Acceptance of Employment.  Executive hereby accepts employment with the Company on the terms and in the manner set forth in this Agreement.

3. Term.  Executive’s employment hereunder shall be for the Term, unless this Agreement is terminated in accordance with the terms and conditions contained in Section 8, or amended by written agreement signed by the parties hereto prior to the end of the Term. Executive agrees that the covenants set forth in Section 6 and all other provisions of this Agreement related to the enforcement thereof, shall continue throughout the Term, surviving any termination of Executive’s employment hereunder for any reason.  In the event this Agreement terminates at the culmination of the Term with no further action by either party hereto, then that shall be considered a termination of employment in accordance with Section 8.4 of this Agreement.

           4.           Benefits.

            4.1. Benefits.  In addition to the payments required by Paragraphs 2(a) and 2(b) of this Agreement, to be paid to the Executive during the Term, the Executive shall also continue to:

(a) be eligible to participate, on the same basis and to the same extent as other key executive executives of the Company, in all executive fringe benefits plans presently in effect and/or hereafter maintained or created by the Company;

(b) be eligible to participate in medical, dental, short and/or long-term disability, life and accidental death and dismemberment insurance plans that may be provided by the Company for its key executive Executives in accordance with the provisions of any such plans;

(c)        be entitled to sick leave and sick pay in accordance with any Company policy and practice that may be applicable, from time to time, to key executive Executives; and

(d)        be eligible to participate in any pension plan, including the Company’s Supplemental Executive Retirement Plan, and 401(k) plan and other retirement income benefit plans presently in effect and/or hereafter maintained or created by the Company.

4.2. Automobile Allowance.  Company shall provide Executive with an automobile allowance of $8,500 per year, payable monthly. The Company, in its discretion, may increase such automobile allowance from time to time.  Such allowance shall cover any leasing expenses, gas, maintenance and insurance, all of which shall be Executive’s sole responsibility.

            4.3. Vacation. Executive shall be entitled to four (4) weeks of paid vacation per calendar year.  Such vacation shall be taken during a period or periods during each such year as shall be consistent with Executive’s duties and responsibilities and shall be consistent with the Company’s vacation schedule and policies for senior officers in effect at the time.

            4.4. Expenses.  Pursuant to the Company’s customary policies in force at the time of payment, Executive shall be reimbursed, against presentation of vouchers or receipts therefore, for all expenses properly incurred by Executive on the Company’s behalf in the performance of Executive’s duties hereunder, and which expenses are in accordance with the Company’s expense reimbursement policy.

5. Ownership of Results and Proceeds of Employment: All results and proceeds of Executive’s employment (“Work Product”) hereunder shall be considered “work made for hire” and shall be owned exclusively throughout the world by the Company (including all copyrights and patents therein and thereto, and all renewals and extensions thereof) in perpetuity (except with respect to patents or copyrights which shall be owned exclusively by Company for the duration of any applicable patent or copyright), free of any claims whatsoever by Executive or any other person. Company shall have the sole and exclusive right to copyright or patent the Work Product and documentation thereto, or other reproductions embodying the Work Product thereof, and any other material capable of copyright and/or patent protection created in connection with the Work Product) in Company’s name, as the owner and author thereof, and to secure any and all registrations, renewals and extensions of such copyrights and patents in Company’s name or Executive’s name as permitted pursuant to applicable statute.  If Company shall be deemed not to be the owner or author of any of the aforementioned materials, this Agreement shall constitute an irrevocable transfer to Company of ownership of copyright and/or patent therein (and all renewals and extensions). Executive shall, upon Company’s request, execute and deliver to Company transfers of ownership of copyright (and all renewals and extensions) or patent, as the case may be, in such materials and any other documents as Company may deem necessary or appropriate to vest in Company the rights granted to Company in this Agreement, and if Executive does not execute any such above described transfers as required hereunder then Executive hereby irrevocably appoints Company his attorney-in-fact for the purpose of executing those transfers of ownership and other documents in his name.

6.           Certain Covenants of Executive: Without in any way limiting or waiving any right or remedy accorded to Company or any limitation placed upon Executive by law, Executive agrees as follows:

(a) Acknowledgment; Trade Secrets; Competitive Activities. Executive understands and agrees that Company is engaged in the highly competitive business of specialty retail; that the Company’s success is highly dependent upon the protection of Company’s trade secrets and Confidential Information; that Company has invested considerable resources of its time and money in developing its products, services, staff, good will, procedures, vendor relationships and vendor lists, techniques, training, manuals, records, documents, and other trade secrets and Confidential Information; and that upon and during employment under this agreement Company has provided and will provide Executive access to and valuable knowledge regarding Company’s trade secrets and Confidential Information, creating a relationship of confidence and trust between Company and Executive.  Executive acknowledges and agrees that the use of such trade secrets or Confidential Information, or of Executive’s expertise or leadership, for the benefit of any of the Company’s Competitors would be greatly harmful to Company, and that Company’s willingness to provide Executive access to its trade secrets and Confidential Information is conditioned upon (i) the protection of Company’s trade secrets and Confidential Information for Company’s sole and exclusive benefit, (ii) the retention of Executive’s expertise and leadership during the Term and the Restricted Period, if applicable, for the sole and exclusive benefit of Company, and not for any Company Competitors, and (iii) the protection of Company against Executive’s use for the benefit of any Company Competitors of the valuable skills Executive will acquire, develop and/or refine by virtue of employment with Company under this Agreement. Therefore, during the Term and the Restricted Period, if applicable, Executive shall not, without the prior written approval of the Company, directly or indirectly, within the United States, become an Executive or consultant or otherwise render services to, lend funds to, serve on the board of, invest in (other than as a 1% or less shareholder of a publicly-traded corporation) or guarantee the debts of, any Company’s Competitors or any supplier, agent, vendor, independent contractor, professional organization or consultant working for or on the behalf of the Company. The Company shall in its reasonable discretion give Executive written approval to engage in such activities or render such services after termination of this Agreement if Executive and such prospective firm or business organization gives the Company written assurances, satisfactory to the Company in its sole discretion, that the integrity of the Confidential Information, the Inventions and the good will of the Company and its Subsidiaries will not be jeopardized by such employment.  Executive shall, during the Restricted Period, notify the Company of any change in address and identify each subsequent employment or business activity in which Executive shall engage during such Restricted Period, stating the name and address of the employer or business organization and the nature of Executive’s position.

(b) Non-Solicitation of Company Employees.  During the Restricted Period, if applicable, Executive shall not, without the prior written approval of the Company, directly or indirectly solicit, raid, entice or induce any person who presently is an employee of the Company or any of its Subsidiaries, or, at any time during the six (6) months immediately prior to the date of termination of this Agreement, has been an employee of the Company or any of its Subsidiaries, to become employed by any third party.

(c) Agreement.  Executive agrees that the covenants and confidentiality provisions set forth in this Agreement are reasonable in scope, time, territory and type of activity and necessary for the protection of Company’s legitimate interests, and further agrees that the knowledge of Company’s Confidential Information and trade secrets to which he will gain access by virtue of employment under this Agreement, constitute good, sufficient and adequate consideration for the covenants and confidentiality provisions set forth in this Agreement.

(d) Payment in Consideration of the Restrictive Covenants in Sections 2(b) and 6.   In the event that the Executive shall be entitled to receive severance payments from the Company in accordance with Sections 9(a) and 9(b), then such payments shall be made by the Company to the Executive as consideration for the restrictive covenants made and agreed to by Executive in Sections 2(b) and this Section 6 of this Agreement.

7. Termination of Agreement.  The Term shall continue as described in this Agreement unless (a) earlier amended in accordance with Section 3, or (b) terminated by reason of (i) Executive’s discharge for Cause pursuant to Section 8.1, (ii) termination of this Agreement by Executive pursuant to Section 8.2, (iii) Executive’s death or Disability pursuant to Section 8.3, (iv) Executive’s discharge without Cause pursuant to Section 8.4, or (v) termination of this Agreement by Executive pursuant to Section 8.5.

           8. Termination.

            8.1. By Company for Cause.  The Company may discharge Executive and terminate this Agreement for Cause. As used in this Section 8.1, “Cause” shall mean any one or more than one of the following:

(a)	Gross negligence or willful misconduct of Executive in the performance of his duties;

(b)	Executive’s conviction of a felony, any crime of moral turpitude during his employment with the Company or any act of fraud or dishonesty by Executive;

(c)
Willful failure to follow the instructions of the Board, which instructions are material, legal, and not inconsistent with the duties assigned to Executive hereunder and which failure is not cured within fifteen (15) business days after written notice of such failure is delivered to Executive by the Company with respect to failures which are curable, provided, however, that if such failure is not capable of being cured within fifteen (15) business days, the Company may terminate Executive immediately; or

(d)
Any breach of any of the material terms of this Agreement by Executive which is not cured within fifteen (15) business days after written notice of breach is delivered to Executive by the Company with respect to breaches which are curable, provided, however, that if such breach is not capable of being cured within fifteen (15) business days, the Company may terminate Executive immediately.

Upon discharge of Executive for Cause, the Company shall be relieved and discharged of all obligations to make payments to Executive which would otherwise be due under this Agreement except as to Base Salary, benefits and Annual Bonus, if any, earned for actual services rendered prior to the date of termination, and reimbursable expenses in accordance with Section 4.4.  In the event of the termination of this Agreement pursuant to Section 8.1, the Restricted Period shall apply to all appropriate provisions of this Agreement.

            8.2. By Executive for Good Reason. Executive may terminate this Agreement for Good Reason and receive from the Company the payments set forth below and in Section 9 hereto. Good Reason shall mean the occurrence of any of the following:

(a)
any breach of any of the material terms of this Agreement by the Company, continuing for more than fifteen (15) days after written notice thereof has been received by the Company from Executive, that such breach will be grounds for termination for Good Reason;

(b)
without the consent of Executive, a material change or any reduction in the salary, authorities, powers, functions and/or duties associated with  Executive’s position, which reduction is not rescinded within five (5) business days after the Company has received written notice from Executive that such reduction will be grounds for termination for Good Reason; provided, however, that Executive shall deliver any such notice of such material reduction within thirty (30) days of his knowledge of the occurrence of such material change or reduction;

(c)
without the consent of Executive, any proposed amendment or modification to the Plan, which would effect the vesting parameters or vesting schedule of any equity issued to Executive under the Plan in a manner which is adverse to the interests of the Executive, and which proposed amendment or modification is not rescinded within five (5) business days after written notice from Executive is received by the Company, that such proposed amendment or modification to the Plan will be grounds for termination for Good Reason;

(d)
if there is a Change in Control of the Company and either (i) the Executive is terminated from being a director, officer or employee of, or from performing other services for, the Company or a subsidiary of the Company within two years after such Change in Control or (ii) without the consent of Executive, a material change in the authorities, powers, functions and/or duties associated with Executive’s position or any reduction in Executive’s Base Salary or AIP targeted bonus payout percentages as set forth in Section 2(a)(ii) of this Agreement occurs, which reduction is not rescinded by the Company within five (5) business days of its occurrence, then Executive shall be entitled to receive a lump sum payment equal to three (3) times the sum of (A) Executive’s then Base Salary (or in the event a reduction in Base Salary is the basis for a Termination by Executive for Good Reason, then the Base Salary in effect immediately prior to such reduction) and (B) Executive’s AIP bonus payment, calculated at the “Target” level, for the Company fiscal year in which the termination of Executive’s employment occurred. Executive shall also be entitled to receive his Vested Benefits; or

(e)	without the consent of Executive, moving of the Company’s New York City corporate headquarters beyond a 50 mile radius of the Company’s existing headquarters location.

In the event of the termination of this Agreement pursuant to Section 8.2, the Restricted Period shall apply to the provisions of this Agreement.

            8.3. On Executive’s Death or Disability.  This Agreement shall terminate, and the Company shall be relieved and discharged of all obligations to make further payment to Executive after the date of the death or Disability of Executive, except as to salary earned for actual services rendered prior to the date of the death or Disability of Executive, reimbursement of expenses, and a pro-rata portion of Executive’s Annual Bonus for the full applicable Fiscal Year calculated following such year and pro-rated for the number of days Executive was actually employed in such Fiscal Year.  In the event of the termination of this Agreement pursuant to Section 8.3, the Restricted Period shall not apply to the provisions of this Agreement.

             8.4. By Company Without Cause.  The Company may, on 90 days written notice to Executive, terminate this Agreement without Cause at any time during the Term.  In the event of the termination of this Agreement pursuant to Section 8.4, the Restricted Period shall apply to all appropriate provisions of this Agreement.

8.5. By Executive Without Good Reason.  The Executive may, on 90 days written notice to the Company, terminate this Agreement at any time during the Term. In the event of a termination by Executive pursuant to this Section 8.5, the Company shall be relieved and discharged of all obligations to make further payment to Executive after the effective date of termination, except as to salary earned for actual services rendered prior to such termination date and reimbursement of expenses under Section 4.4. All amounts payable pursuant to this Section 8.5 shall be paid to Executive in a single lump sum in cash not later than ten (10) days after the effective date of termination.  In the event of the termination of this Agreement pursuant to Section 8.5, the Restricted Period shall apply to all appropriate provisions of this Agreement.

           9. Severance.  Upon termination of employment pursuant to Sections 8.2 or 8.4 (but in any event not upon termination of this Agreement pursuant to Sections 8.1, 8.3, 8.5 or upon expiration of this Agreement or otherwise), and so long as the Executive executes a release in the Company’s customary form and the Executive has not breached any of his representations or covenants set forth herein, the Company shall pay to Executive, in addition to any other payments the Executive may be entitled to pursuant to the terms of this Agreement, the following:

(a)
an amount equal to the greater of (x) the amount of Base Salary due and owing Executive through the expiration of the Term (such amount to be calculated based upon his then current Base Salary), and (y) one (1.25) times his then applicable Base Salary, and

(b)
an amount equal to a pro rata portion (based upon the portion of the Fiscal Year elapsed to the date of such termination) of the Annual Bonus which would have been payable to the Executive had Executive been employed by the Company under this Agreement for the entire Fiscal Year in which such termination occurs.

All amounts payable pursuant to Sections 8.2(c), 8.2(d) or 9(a) shall be paid to Executive in a lump sum in cash, not later than ten (10) days after the date of termination of this Agreement.  Amounts, if any, payable pursuant to Section 9(b) shall be paid to Executive in a lump sum in cash, simultaneously with the payment, if any, of Annual Bonus to the Company’s other executives, for the applicable Fiscal Year in which this Agreement is terminated.

(c)
The aggregate of all payments or benefits made or provided to Executive, in either cash and/or equity compensation, provided, if applicable, under Sections 8 and 9 of this Agreement and under all other plans and programs of the Company shall be referred to as the “Aggregate Payment”.

(d)
 In the event that the Aggregate Payment is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Code and an Excise Tax is thereafter applicable, then if reducing the Aggregate Payment to an amount which is one dollar less than the amount of the Aggregate Payment which could be made to the Executive before any portion of the Aggregate Payment becomes subject to Excise Tax, results in the net after-tax amount to be received by the Executive being greater than the net after-tax amount to be received by the Executive prior to such reduction when taking into account the Excise Tax which would be paid by the Executive, then the Aggregate Payment shall be reduced (first by reducing cash payments and then by reducing any payments or benefits under any other Plan, arrangement or agreement) to an amount which is one dollar less than the amount of the Aggregate Payment which could be made to the Executive before any portion of the Aggregate Payment become subject to Excise Tax.

(e)
Any calculations and/or determinations which are required to be made in order to give effect to the provisions of Section 9(d) above shall be made by the Company’s independent auditor or, if such independent auditor is unwilling or unable to serve in this capacity, such other nationally recognized accounting or tax firm selected by the Company with the consent of the person serving as the Chief Executive Officer of the Company immediately prior to the Change of Control, which consent shall not be unreasonably withheld.

(f)
Upon termination of employment pursuant to Sections 8.2(a), 8.2(b), 8.2 (e) or 8.4, then the Executive’s unvested equity issued by the Company to Executive prior to the date of termination, shall continue to vest for a period of one (1) year from the termination of employment date.

       10. No Other Contracts.

      Executive represents and warrants that neither the execution and delivery of this Agreement by Executive nor the performance by Executive of Executive’s obligations hereunder, shall constitute a default under or a breach of the terms of any other agreement, indenture or contract to which Executive is a party or by which Executive is bound, nor shall the execution and delivery of this Agreement by Executive or the performance of Executive’s duties and obligations hereunder give rise to any claim or charge against either Executive or the Company based upon any other contract, indenture or agreement to which Executive is a party or by which Executive is bound.

      11. Notices.

      Any notices or communication given by any party hereto to the other party shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid at the following addresses:

         If to the Company:

                  112 West 34th Street
                  22nd Floor
                  New York, New York 10120
Attn: Edward M. Slezak, General Counsel

         If to the Executive:

                  Tom Johnson
   127 Milbob Drive
   Ivyland, Pennsylvania 18974

      Mailed notices shall be deemed given when received. Any person entitled to receive notice may designate in writing, by notice to the others, such other address to which notices to such party shall thereafter be sent.

      12. Indemnification and Insurance.  Company shall indemnify Executive (and Executive’s legal representatives or other successors) to the fullest extent permitted by the laws of the State of Delaware and the Company’s certificate of incorporation and by-laws, and Executive shall be entitled to the protection of any insurance policies Company may elect to maintain generally for the benefit of officers, against all costs, charges and expenses whatsoever incurred or sustained by Executive (or Executive’s legal representatives or other successors) in connection with any action, suit or proceeding to which Executive (or Executive’s legal representatives or other successors) may be made a party by reason of Executive’s being or having been an officer or Executive of Company and its subsidiaries and affiliates.  The Company covenants to maintain during the Term, Directors and Officers Insurance providing customary insurance coverage for a company of the size of the Company.

      13. Miscellaneous.

            13.1 Entire Agreement.  This Agreement contains the entire understanding of the parties in respect of its subject matter hereof and supersedes the Prior Employment Agreement and all other oral and written agreements and understandings between the parties with respect to the subject matter hereof.

            13.2 Amendment; Waiver.  This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the Executive and the Company. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any preceding breach of this Agreement shall operate as a waiver of a succeeding breach of this Agreement.

            13.3 Binding Effect; Assignment.  The rights and obligations of this Agreement shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties; Executive’s rights or obligations under this Agreement may not be assigned by Executive.

            13.4 Headings.  The headings contained in this Agreement (except those in Section 1) are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

            13.5 Governing Law; Interpretation.  This Agreement shall by governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law doctrines. Any claim, dispute or disagreement in respect of this Agreement may be brought only in the courts of the State of New York, in New York County or the federal courts within the State of New York and in New York County, which courts shall have exclusive jurisdiction thereof. Any process in any action or proceeding commenced in such courts may, among other methods, be served upon the parties hereto, as applicable, by delivering or mailing the same, via registered or certified mail, return receipt requested, addressed to the Company or Executive, as applicable, at the addresses set forth herein, or such other address as may be designated in writing. Any such service by delivery or mail shall be deemed to have the same force and effect as personal service within the State of New York.  Should there be any conflict between the provisions of the Agreement and the provisions of any Company policy, practice, other agreement, or plan document, including, but not limited to, the Company’s Amended and Restated 2002 Long-Term Incentive Plan, then the provisions of this Agreement shall prevail.

            13.6 Further Assurances.  The parties agree, at any time, and from time-to-time, to execute, acknowledge, deliver and perform, and/or cause to be executed, acknowledged, delivered and performed, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary, and/or proper to carry out the provisions and/or intent of this Agreement.

            13.7 Severability.  The parties acknowledge that the terms of this Agreement are fair and reasonable at the date signed by them. However, in light of the possibility of a change of conditions or differing interpretations by a court of what is fair and reasonable, the parties stipulate as follows: if any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; further, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

13.8  Return of Company Property.  Upon termination of this Agreement, Executive shall immediately deliver to the Company all procedural manuals, guides, specifications, formulas, plans, drawings, designs and similar materials, records, notebooks and similar repositories of or containing Confidential Information and Inventions, including all copies, then in Executive’s possession or control, whether prepared by Executive or others, as well as all other Company property in Executive’s possession or control.

13.9. Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this 7th day of March, 2011.

/s/ THOMAS P. JOHNSON
Thomas P. Johnson

                                              AEROPOSTALE, INC.

/s/ MICHAEL J. CUNNINGHAM
Michael J. Cunningham
President

Exhibit A

Company Competitors*

American Eagle Outfitters Inc.
Abercrombie & Fitch Co.
Buckle Inc.
Charlotte Russe Holding Inc.
Children’s Place
Gap, Inc.
Hot Topic Inc.
Express Stores
The Gymboree Corporation
New York & Company Inc.
Pacific Sunwear of California Inc.
Tween Brands Inc.
Urban Outfitters Inc.
Wet Seal Inc.
Zumiez, Inc.

*Including all subsidiaries, related companies and affiliates of the companies listed on this
   Exhibit A.